Deutsche Bank Investor Relations January 29, 2026 Q4/FY 2025 results Exhibit 99.3

Deutsche Bank Investor Relations Q4/FY 2025 results, January 29, 2026 Delivering on 2025 goals sets firm foundation to scale the Global Hausbank FY 2025  € 32bn revenue ambition achieved with continued business momentum  Executed € 2.5bn operational efficiencies and self-funded transformation  Achieved sustainable profitability through positive operating leverage  Delivered € 31bn RWA optimization alongside organic capital generation  Full commitment to deliver the next phase of strategic execution 2 Notes: throughout this presentation totals may not sum due to rounding differences and percentages may not precisely reflect the absolute figures; for footnotes refer to slides 42 and 43 € 8.5bn Capital distribution since 20223 14.2% CET1 ratio 10.3% Return on tangible equity (RoTE)2 Achieved 6.0% Revenue CAGR FY 2021-251 64% Cost/income ratio (CIR)

Deutsche Bank Investor Relations Q4/FY 2025 results, January 29, 2026 A transformed bank delivering increasing profitability In € bn, unless stated otherwise 3 Pre-provision profit1 Revenues Notes: for footnotes refer to slides 42 and 43 FY 2021 FY 2022 FY 2023 FY2024 FY 2025 25.4 27.2 28.9 30.1 32.1 +7% FY 2021 FY 2022 FY 2023 7.1 1.7 FY 2024 FY 2025 3.9 6.8 7.2 8.8 11.4 +30% 75% M o re p re d ic ta b le re v e n u e stre a m s 3 Noninterest expenses FY 2021 FY 2022 FY 2023 1.7 21.3 FY 2024 FY 2025 21.5 20.4 21.7 23.0 20.7 (10)% +26% Positive operating leverage of 17% in FY 2025, driving significant profit growth Continued franchise momentum from diversified and complementary revenue mix Disciplined cost management to self-fund growth and deliver flat adjusted costs in 2025 Specific litigation items2 ~3x (4)%

Disciplined strategy execution driving higher returns across all businesses

Significantly enhanced collaboration across divisions of the Global Hausbank

		RoTE[1] FY 2021	RoTE[1] FY 2025	CIR FY 2021	CIR FY 2025
Corporate Bank Well-positioned for profitable growth	〉 Significantly increased revenues by >40% since FY 2021; well-positioned to further leverage global network and deep client relationships 〉 Sustainable growth in 2025 in commission and fee generating businesses coupled with strong deposit base, laying the foundation to accelerate growth	4%	15%	88%	62%
Investment Bank Continued focus on supporting client needs	〉 Substantial divisional revenue and profitability increase since FY 2021, while repositioning IBCM for future growth 〉 Supporting clients through continued strength of FIC franchise, with client activity increasing 11% YoY	9%	11%	63%	58%
Private Bank Delivering on transformation and growth	〉 Two distinct businesses with leading investment advisory and lending capabilities attracting € 110bn net new assets since FY 2021 〉 Deep business transformation enabling 11% operating leverage in FY 2025, driving significant profitability increase	(2)%	10%	96%	70%
Asset Management Clients' *Gateway to Europe*	〉 Leading German and European asset manager[2], with strengthened position as a Gateway to Europe, supported by global scale across all major asset classes 〉 Attracted ~€ 85bn net new assets since FY 2021 with assets under management surpassing € 1 trillion	26%	29%[3]	62%	59%

Notes: IBCM – Investment Banking & Capital Markets, FIC – Fixed Income & Currencies; for footnotes refer to slides 42 and 43

Deutsche Bank Investor Relations Q4/FY 2025 results, January 29, 2026 4

Deutsche Bank Investor Relations Q4/FY 2025 results, January 29, 2026 Creating value and returning capital to shareholders 5 0.3 0.4 2022 0.5 0.6 2023 0.7 0.9 2024 1.0 1.3 2025 1.0 1.9 2026 0.7 1.1 1.6 2.3 2.9 Share buyback, in € bn Dividend, in € bn € 8.5bn Cumulative capital distributions since 20221 € 2.9bn Proposed capital distribution in respect of FY 2025, of which: € 1.0bn authorized buyback € 1.00 proposed dividend per share Completed Proposed to date Notes: for footnotes refer to slides 42 and 43 Exceeded the shareholder distributions targetContinuously growing tangible book value per share Tangible book value per basic share outstanding Payout details FY 2021 FY 2022 FY 2023 FY 2024 FY 2025 € 24.73 € 26.70 € 28.41 € 29.90 € 30.98 +25%

Fully focused on delivering the next phase of strategic agenda

Set out new medium-term targets and objectives at the Investor Deep Dive 2025[1]

Scaling the Global Hausbank

Long-term vision anchored in client-centric purpose and strong culture

>13% RoTE 2028

Focused growth
>5%
Group revenue CAGR (2025-28)

Strict capital discipline
+100bps
Revenue/RWA[2] ratio 2028 vs 2025

Scalable operating model
<60%
CIR 2028

Financial resilience	**13.5–14.0%** CET1 operating range[3]
Capital objective	**60% payout ratio** + excess capital

The European Champion as a long-term vision

- European leadership across key segments
- Market-leading returns
- Deep and scaled global presence and network
- AI-powered and innovation-focused bank

Committed to deliver >13% RoTE, with further upside

Notes: CAGR - compound annual growth rate; for footnotes refer to slides 42 and 43

Deutsche Bank Investor Relations Q4/FY 2025 results, January 29, 2026 6

Deutsche Bank Investor Relations Q4/FY 2025 results, January 29, 2026 7 Group financials

Deutsche Bank Investor Relations Q4/FY 2025 results, January 29, 2026 Key performance indicators In % 8 CIR developmentRevenue CAGR1 FY 2025 vs FY 2021 11.2 CET1 ratio developmentRoTE development >10% FY 2025 target 5.5-6.5% Group revenue CAGR target 2021-2025 <65% FY 2025 target 13.5-14.0% capital objective Delivered on all full-year targets for 2025 Sound liquidity and funding base, with LCR2 at 144% and NSFR3 at 119% in Q4 Significant improvement in RoTE and CIR Solid capital ratios, benefiting from strong earnings; CET1 ratio reflects € 2.9bn deduction for anticipated dividend and share buyback in respect of FY 2025 Notes: LCR – liquidity coverage ratio, NSFR – net stable funding ratio; for footnotes refer to slides 42 and 43 85 75 75 76 64 FY 2021 FY 2022 FY 2023 FY 2024 FY 2025 YE 2021 YE 2022 YE 2023 YE 2024 YE 2025 13.2 13.4 13.7 13.8 14.2 0 3 4.6 CB IB PB AM Group 9.5 4.6 4.1 3.2 6.0 FY 2021 6.7 ex-DTA FY 20224 5.6 ex-DTA FY 20235 FY 2024 FY 2025 3.8 9.4 7.4 4.7 10.3

FY 2025 and Q4 2025 highlights

In € bn, unless stated otherwise

Financial results

	Q4 2025	Δ vs. Q4 2024	Δ vs. Q3 2025	FY 2025	Δ vs. FY 2024
Statement of income					
Revenues	7.7	7%	(4)%	32.1	7%
Provision for credit losses	0.4	(6)%	(5)%	1.7	(7)%
Noninterest expenses	5.3	(15)%	2%	20.7	(10)%
Adjusted costs[1]	5.1	(3)%	2%	20.3	(1)%
Profit (loss) before tax	2.0	n.m.	(17)%	9.7	84%
Pre-provision profit[1]	2.4	141%	(15)%	11.4	61%
Profit (loss)	1.6	n.m.	(13)%	7.1	104%
Balance sheet and resources					
Average interest earning assets	1,046	3%	2%	1,036	4%
Loans[2]	479	(1)%	1%	479	(1)%
Deposits	692	4%	4%	692	4%
Sustainable Finance volumes (cumulative)[3]	471	26%	7%	471	26%
Risk-weighted assets	347	(3)%	2%	347	(3)%
Leverage exposure	1,327	1%	2%	1,327	1%
Performance measures and ratios					
RoTE	8.7%	8.0 ppt	(2.0)ppt	10.3%	5.7 ppt
Cost/income ratio	68.6%	(17.5)ppt	4.2 ppt	64.4%	(12.0)ppt
Provision for credit losses, bps of avg. loans[4]	33	(2)bps	(2)bps	36	(2)bps
CET1 ratio	14.2%	36bps	(30)bps	14.2%	36bps
Leverage ratio	4.6%	(4)bps	(3)bps	4.6%	(4)bps
Per share information					
Diluted earnings per share	€ 0.76	n.m.	(15)%	€ 3.09	126%
TBV per basic share outstanding	€ 30.98	4%	3%	€ 30.98	4%

Q4 2025 divisional revenues



+7%
Δ vs. Q4 2024
7.2
7.7
1.9
1.8
(2)%
2.4
2.5
+5%
2.4
2.4
+3%
0.7
0.9
+25%
(0.1)
0.1
Q4 2024
Q4 2025

FY 2025 divisional revenues



+7%
Δ vs. FY 2024
30.1
32.1
7.5
7.4
(1)%
10.6
11.5
+9%
9.4
9.7
+3%
2.6
3.1
+16%
(0.0)
0.4
FY2024
FY 2025
Corporate Bank
Investment Bank
Private Bank
Asset Management
C&O

Notes: C&O – Corporate & Other, TBV – tangible book value; for footnotes refer to slides 42 and 43

Deutsche Bank Investor Relations Q4/FY 2025 results, January 29, 2026 9

Deutsche Bank Investor Relations Q4/FY 2025 results, January 29, 2026 10 Group development Key banking book segment1 development Notes: for footnotes refer to slides 42 and 43 Net interest income (NII) / Net interest margin (NIM) In € bn, unless stated otherwise Q4 2024 Q1 2025 Q2 2025 Q3 2025 Q4 2025 1.2 1.2 1.2 1.1 1.1 1.5 1.5 1.5 1.6 1.6 0.7 0.7 0.8 0.7 0.8 Net interest margin Q4 2024 Q1 2025 Q2 2025 Q3 2025 Q4 2025 3.7 3.7 3.8 3.9 4.3 3.4 0.3 3.2 0.4 3.4 0.5 3.3 0.6 3.4 0.8 Key banking book segments and other funding1 Accounting asymmetry driven2 C o rp o ra te B a n k F IC F in a n c in g P ri v a te B a n k 2.3% 1.4% 3.8% 3.6% 2.4%2.3% 1.5%1.4% 1.5% 3.4% 2.6% 2.9% 2.7% 1.6% 3.6% 3.4% 2.5% 2.7% 2.9% 2.9% Q4 2024 Q1 2025 Q2 2025 Q3 2025 Q4 2025 Q4 2024 Q1 2025 Q2 2025 Q3 2025 Q4 2025

Deutsche Bank Investor Relations Q4/FY 2025 results, January 29, 2026 Adjusted costs – Q4 2025 and FY 2025 (YoY) In € m, unless stated otherwise 11 Notes: for footnotes refer to slides 42 and 43 FY 2025 417 148 (106) (92) (305) 20,235 20,149 20,297 xxxx  Maintained cost discipline through the fourth quarter; adjusted costs excluding bank levies reduced 2% year on year in line with expectations  Compensation and benefits1 costs in Q4 up 7% year on year, driven by higher accruals for performance related compensation  Broad-based reductions across all major non-compensation categories in Q4, including lower real estate charges  FY 2025 adjusted costs excluding bank levies broadly flat year on year; increased compensation expenses from higher performance-related payments offset by reductions across non-compensation costs as well as favorable FX translation effects 188 94 Compensation and benefits1 (35) Information technology (27) Professional services (221)Other FY/Q4 2025 ex- bank levies Bank levies FY/Q4 2025 5,138 5,042 5,136 FY/Q4 2024 ex- bank levies xxxx FX impact (208) (46) (48) (315) (13) (0)%(2)% FX impact (108) (28) (37) (179) (7) Q4 2025

Deutsche Bank Investor Relations Q4/FY 2025 results, January 29, 2026 12 Provision for credit losses In € m, unless stated otherwise Notes: for footnotes refer to slides 42 and 43 Annual development Quarterly development 415 341 300 357 532 130 123 (137) 6 Q4 Q1 Q2 60 Q3 Q4 Stage 1+2 Stage 3 2024 2025 783 851 578 266 347 194 431 549 827 25 FY 2023 82 FY 2024 107 FY 2025 IB CB PB Other Key highlights  Overall provisions lower quarter on quarter as increase in Stage 3 was offset by releases in Stages 1 and 2  Net releases in Stages 1 and 2 provisions mainly driven by improved macroeconomic forecasts; additional benefits from portfolio effects partially offset by net increase in overlays  Key Stage 3 drivers were higher provisions in the Corporate Bank and CRE-related provisions in the Investment Bank including one larger single-name event  Overall portfolio quality remains stable, and we continue to anticipate lower provisioning levels in 2026 420 471 423 417 395 Provision for credit losses1 38 3631 35 39 35 3336 In bps of average loans1 1,505 1,830 1,707 Provision for credit losses In bps of average loans

Capital metrics

Movements in basis points (bps), unless stated otherwise, period end

CET1 ratio[1]



14.5%
1
(44)
(8)
21
14.2%
Q3 2025
FX effect
OCI filter removal[4] & OR RWA
RWA change
Capital change
Q4 2025

- CET1 ratio down by 30bps compared to Q3 2025, slightly above the upper end of the operating range
  - 44bps decrease driven by removal of the OCI filter[4] and operational risk RWA, as previously anticipated
  - 8bps decrease mainly from market risk RWA, with credit growth offset by securitization benefit
  - 21bps increase from capital effects, principally driven by Q4 2025 earnings net of deductions for AT1 coupon and dividends
- € 10bn of CET1 capital buffer over CET1 requirement

Leverage ratio[1]



4.6%
0
(6)
(10)
13
4.6%
Q3 2025
FX effect
OCI filter removal[4]
Leverage exposure change
Capital change
Q4 2025

- Leverage ratio down by 3bps compared to Q3 2025:
  - 6bps decrease due to discontinuation of OCI filter[4]
  - 10bps decrease from higher leverage exposure, mainly driven by cash and reverse repo
  - 13bps increase from Tier 1 capital change excluding OCI filter impact, mainly driven by € 1.0bn AT1 issuance in November and CET1 capital movements
- € 10bn of Tier 1 capital buffer over leverage requirement

MREL / TLAC, in € bn



Surplus above requirements
131
Senior preferred[2]
16
Senior non-preferred
47
T2
7
AT1
12
CET1
49
23
108
25
90
Q4 2025 available MREL/TLAC[1,3]
MREL requirement
TLAC requirement

Notes: OR RWA – Operational risk RWA; for footnotes refer to slides 42 and 43

Deutsche Bank Investor Relations Q4/FY 2025 results, January 29, 2026 13

Deutsche Bank Investor Relations Q4/FY 2025 results, January 29, 2026 14 Segment results

Corporate Bank
In € m, unless stated otherwise

Financial results

	Q4 2025	Δ vs. Q4 2024	Δ vs. Q3 2025
Statement of income			
Revenues	1,822	(2)%	0%
Provision for credit losses	99	n.m.	n.m.
Noninterest expenses	1,158	(23)%	1%
Adjusted costs[1]	1,140	(2)%	0%
Profit (loss) before tax	564	66%	(16)%
Pre-provision profit[1]	663	83%	(0)%
Balance sheet and resources			
Loans, in € bn[2]	120	2%	2%
Deposits, in € bn	329	5%	8%
Leverage exposure, in € bn	358	5%	8%
Risk-weighted assets, in € bn	72	(8)%	2%
Provision for credit losses, bps of avg. loans[3]	34	26bps	35bps
Performance measures and ratios			
Net interest margin	3.4%	(0.4)ppt	0.0ppt
Cost/income ratio	63.6%	(17.0)ppt	0.2ppt
RoTE[4]	13.4%	6.2ppt	(2.7)ppt

Notes: for footnotes refer to slides 42 and 43

Revenue performance



Δ vs. Q4 2024
Corporate Treasury Services
1,049
(1)%
Institutional Client Services
455
(5)%
Business Banking
318
(4)%
Corporate Bank
1,822
(2)%

Key highlights

- Solid financial performance with full-year RoTE above 15% and cost/income ratio of 62%
- Revenues remained stable sequentially, as strong deposit volume growth offset the impact of lower deposit margins
- Compared to the prior year period, margin normalization and FX headwinds were largely offset
- Significant growth in sight deposits in Corporate Cash Management underscores the strength of client relationships and product capabilities
- Loans increased slightly with growth in flow and structured Trade Finance
- Noninterest expenses essentially flat sequentially and down year on year due to non-recurrence of a litigation matter
- Provision for credit losses driven by Stage 3 provisions after low levels in previous quarters

Deutsche Bank Investor Relations Q4/FY 2025 results, January 29, 2026 15

Investment Bank
In € m, unless stated otherwise

Financial results

	Q4 2025	Δ vs. Q4 2024	Δ vs. Q3 2025
Statement of income			
Revenues	2,514	5%	(16)%
Provision for credit losses	97	(3)%	(68)%
Noninterest expenses	1,722	(3)%	1%
Adjusted costs[1]	1,690	(1)%	3%
Profit (loss) before tax	685	32%	(29)%
Pre-provision profit[1]	792	28%	(38)%
Balance sheet and resources			
Loans, in € bn[2]	115	5%	4%
Deposits, in € bn	28	26%	9%
Leverage exposure, in € bn	602	2%	1%
Risk-weighted assets, in € bn	136	5%	4%
Provision for credit losses, bps of avg. loans[3]	34	(3)bps	(77)bps
Performance measures and ratios			
Cost/income ratio	68.5%	(5.6)ppt	11.3ppt
RoTE[4]	7.2%	2.1ppt	(3.5)ppt

Revenue performance



Δ vs. Q4 2024
Fixed Income & Currencies
Markets +7% YoY
1,109
881
1,990
Financing +6% YoY
+6%
Investment Banking & Capital Markets
495
(4)%
Research & Other
28
n.m.
Investment Bank
2,514
+5%

Key highlights

- Revenues slightly higher year on year, driven by strength in FIC
- FIC revenues increased driven by FIC Markets performance, specifically Foreign Exchange and Emerging Markets
- Financing revenues were also slightly higher reflecting ongoing momentum seen throughout the year
- IBCM revenues were slightly lower driven by a reduction in Advisory compared to a very strong prior year quarter
- Capital Markets performance was broadly flat, with higher Equity Origination revenues offsetting slightly lower Debt Origination
- Costs essentially flat reflecting continued discipline
- Provision for credit losses was essentially flat year on year with increased Stage 3 provisions offset by lower Stage 1 and 2 provisions

Notes: for footnotes refer to slides 42 and 43

Deutsche Bank Investor Relations　Q4/FY 2025 results, January 29, 2026　16

Private Bank

In € m, unless stated otherwise

Financial results

	Q4 2025	Δ vs. Q4 2024	Δ vs. Q3 2025
Statement of income			
Revenues	2,440	3%	1%
Provision for credit losses	157	(44)%	85%
Noninterest expenses	1,712	(11)%	4%
Adjusted costs[1]	1,671	(3)%	3%
Profit (loss) before tax	570	n.m.	(17)%
Pre-provision profit[1]	728	65%	(5)%
Balance sheet and resources			
Assets under management, in € bn[2]	685	8%	2%
Loans, in € bn[3]	247	(4)%	(1)%
Deposits, in € bn	329	3%	1%
Leverage exposure, in € bn	326	(3)%	(2)%
Risk-weighted assets, in € bn	92	(5)%	(1)%
Provision for credit losses, bps of avg. loans[4]	25	(18)bps	12bps
Performance measures and ratios			
Net interest margin	2.6%	0.3ppt	0.1ppt
Cost/income ratio	70.2%	(11.2)ppt	2.0ppt
RoTE[5]	10.3%	8.4ppt	(2.4)ppt

Revenue and AuM performance


Revenues
Δ vs. Q4 2024
Personal Banking
1,358
(1)%
Wealth Mgmt.
1,082
+10%
Private Bank
2,440
+3%


AuM, in € bn[6]
675
106
131
68
369
Q3 2025
685
106
134
70
374
Q4 2025
Net flows, in € bn[6]
1.9
3.6
(0.1)
0.6
(2.2)
Q4 2025
PeB - Deposits
WM - Deposits
PeB - Inv. Prod.
WM - Inv. Prod.

Key highlights

- Strong operating leverage in Q4 of 14% supports delivery of above 10% RoTE for FY 2025
- Rising revenues with NII up 10% year on year driven by deposit growth and benefits from hedge rollover
- Both client segments with higher revenues from deposits, supported by successful campaigns in Germany, and investment products
- Full year net inflows of € 27bn with € 2bn in Q4
- Loan and RWA development in line with strategy to focus on capital light products
- Noninterest expenses down 11%, driven by sustained cost efficiencies including branch closures and workforce reductions, as well as lower restructuring and severance cost
- Provision for credit losses returned to a more normalized level

Notes: PeB – Personal Banking, WM – Wealth Management; for footnotes refer to slides 42 and 43

Deutsche Bank Investor Relations Q4/FY 2025 results, January 29, 2026 17

Asset Management

In € m, unless stated otherwise

Financial results

	Q4 2025	Δ vs. Q4 2024	Δ vs. Q3 2025
Statement of income			
Revenues	888	25%	21%
Provision for credit losses	0	n.m.	n.m.
Noninterest expenses	485	3%	12%
Adjusted costs[1]	473	2%	10%
Profit (loss) before tax	317	73%	33%
Pre-provision profit[1]	402	71%	34%
Balance sheet and resources			
Assets under management, in € bn[2]	1,085	7%	3%
Net flows, in € bn	10	(43)%	(13)%
Leverage exposure, in € bn	10	1%	5%
Risk-weighted assets, in € bn	16	(16)%	10%
Performance measures and ratios			
Management fee margin, in bps	24.8	(1.1)bps	(0.3)bps
Cost/income ratio	54.7%	(12.1)ppt	(4.3)ppt
RoTE[3,4]	41.0%	20.4ppt	12.9ppt

Notes: for footnotes refer to slides 42 and 43

Revenue and AuM performance



Revenues
Δ vs. Q4 2024
Mgmt. fees
674
+4%
Perf. & trans. fees
173
+60%
Other
41
n.m.
AM
888
+25%



AuM, in € bn[2]
1,054
18
100
107
376
453
Q3 2025
1,085
16
106
108
395
460
Q4 2025
Net flows, in € bn
10.5
4.8
0.3
6.6
1.1
(2.3)
Q4 2025
Advisory
Cash
Alternatives
Passive
Active ex-Cash

Key highlights

- Profit before tax increased by 73% year on year driven by higher revenues
- Noninterest expenses remained essentially flat reflecting disciplined cost management, resulting in the CIR declining to 55%
- Operating leverage improved significantly, driving a 20ppts year-on-year increase in RoTE to 41%[4]
- Sustained strong momentum, reflected in 7% year-on-year AuM growth, supported by steady annual net inflows
- Quarterly net inflows of € 10bn driven by continued growth in the Passive business, including Xtrackers

Deutsche Bank Investor Relations

Q4/FY 2025 results, January 29, 2026

18

Deutsche Bank Investor Relations Q4/FY 2025 results, January 29, 2026 Outlook 19 Delivery on all targets and objectives lays firm foundation to scale the Global Hausbank Continued year-on-year improvements in full-year operating performance Provision for credit losses expected to trend moderately downwards Increasing payout ratio to 60% from 2026; aim to deliver further shareholder distributions in respect of FY 20261 Business momentum in 2026 to date supports our revenue trajectory and investment plans Notes: for footnotes refer to slides 42 and 43

Deutsche Bank Investor Relations Q4/FY 2025 results, January 29, 2026 20 Appendix

Deutsche Bank Investor Relations Q4/FY 2025 results, January 29, 2026 2028 financial targets and capital objectives 21 Notes: for footnotes refer to slides 42 and 43 <60% Cost/income ratio >13% RoTE 13.5-14.0% CET1 ratio operating range1 Financial targets Capital objectives 60% Payout ratio Excess capital + 2026-2028

Deutsche Bank Investor Relations Q4/FY 2025 results, January 29, 2026 Delivered increasing shareholder distributions 22 Increasing payout ratio of 60% in respect of FY 2026-2028 and expect continuous growth in dividend per share going forward Cumulative completed and proposed capital distributions of € 8.5bn since 2022, outperforming total distributions target of € 8bn1 Discretion to deploy and distribute excess capital when CET1 ratio sustainably >14% Organic capital generation from net income and improved capital efficiency support shareholder distributions, as well as business growth Completed buybacks / dividends Proposed buybacks / dividends 300 450 675 2022 2023 2024 2025 2026 to date 1,000 1,000 Share buybacks Executed in FY, in € m 406 610 883 2022 2023 2024 2025 2026 1,315 ~1,900 Dividends Paid in FY, in respect of previous FY, in € m € 0.68 € 0.45 € 0.30 € 0.20 Per share Plan to propose € 1.00 dividend per share (~€ 1.9bn) and received authorization for € 1.0bn share buyback in respect of FY 2025, consistent with the 50% payout ratio objective € 1.00 +50% p.a. +50% p.a. Notes: for footnotes refer to slides 42 and 43 Payout trajectory details

Sustainability
Q4 2025 highlights

Recent achievements

Sustainable Finance	〉 Second highest quarterly Sustainable Finance volumes[1] of € 31bn bringing FY 2025 volumes to € 98bn, the highest annual level since 2021 lifting cumulative Sustainable Finance volumes to € 471bn since 2020 〉 Deutsche Bank set new cumulative € 900bn sustainable and transition finance target for the period from 2020 to the end of 2030, reinforcing its role as a trusted partner for its clients in the global transformation[2] 〉 The bank introduced a nature ambition by facilitating 300 nature-related transactions by the end of 2027 〉 It acted as Joint Global Coordinator on China Water Affairs Group Ltd USD 150m 5-year Blue Bond; an amount equal to the net proceeds will be allocated to finance or refinance eligible projects under its Green and Blue Framework such as Clean Water or Sanitation 〉 AUD 3bn in Certified Green Loans - the largest CBI[3] green loan certification in 2025 - was refinanced and upsized for Intellihub Group; the financing supports the large-scale rollout of smart meters and energy devices across Australia and New Zealand, enabling Intellihub to more than double its current reach of over three million households by 2030 〉 Joint Lead Arranger on a senior credit facility to the German FlixTrain to finance 30 high-speed energy-efficient electric train sets; this aligns with the growing demand for eco-friendly transportation and supports Flix's target of reduction by ~41% of emission intensity (gCO2e/pkm) until 2032
Policies & Commitments	〉 Deutsche Bank published its initial Transition Finance Framework (effective January 1, 2026), defining clear rules for financing net-zero transitions in hard-to-abate sectors
People & Own Operations	〉 Deutsche Bank's score in CDP[4] improved to A/Leadership level; this marks the first time that Deutsche Bank is on CDP's A list 〉 As part of the "Global Hausbank in Motion" initiative, the bank donated € 550k to 28 educational charities
Thought Leadership & Stakeholder Engagement	〉 At COP30, Honduras and Suriname signed a Letter of Intent with Deutsche Bank, Bayer, Siemens and Symrise to mobilize financial support for rainforest protection; the strategic goal of all parties is to develop rainforest-based Internationally Transferred Mitigation Outcomes (ITMOs) under Article 6.2 of the Paris Agreement; the bank hosted a full day event, "Mobilizing Capital Markets for the Protection of Rainforests" 〉 Deutsche Bank, Great Yellow and Swallowtail Consulting signed a Letter of Intent to develop UK biodiversity credits 〉 Bank received two deal awards from "Global Banking & Markets: CEE, Central Asia & Türkiye Awards" in the categories "Ground-Breaking Deal of the Year" and "Deal of the Year " for a Slovenia sustainability-linked bond

Sustainable Finance[1] volumes

€ 471bn
Cumulative volumes since 2020[1]

€ 900bn
New target[2]

Reported volumes by segment and product type, in € bn



Financing
Market making
Pension plan assets
Issuance
AuM
xx
QoQ delta
+20
291
98
192
1
+7
91
+4
80
17
62
(0)
9
Investment Bank
Corporate Bank
Private Bank
Corporate & Other

Notes: for footnotes refer to slides 42 and 43

Deutsche Bank Investor Relations Q4/FY 2025 results, January 29, 2026 23

Deutsche Bank Investor Relations Q4/FY 2025 results, January 29, 2026 Indicative divisional currency mix Q4 2025 24 Net revenues Noninterest expenses 65% 43% 88% 59% 63% 21% 17% 37% 5% 15% 23% 18% 18% 7% 4% 12% 0% CB 3% IB 0% PB AM 2% Group EUR GBP USD Other1 55% 8% 84% 52% 46% 6% 42% 23% 20% 19% 34% 6% 25% 16% 19% 17% 10% 18% CB IB 1% PB 0% AM Group Notes: classification is based primarily on the currency of DB Group’s office, in which the revenues and noninterest expenses are recorded and therefore only provide an indicative approximation; for footnotes refer to slides 42 and 43

Deutsche Bank Investor Relations Q4/FY 2025 results, January 29, 2026 25 Income from long-term hedge portfolio (excl. equity)1 Interest rate hedge In € bn, unless stated otherwise Key highlights  Hedge contribution expected to grow further with limited sensitivity to short-term rates  Hedge income growth for 2026 driven by hedges already executed over last years  Long-term hedge notional excluding equity hedges stayed at ~€ 200bn  Average hedge duration of ~4-5 years (i.e. more than 90% of hedge NII locked in already for 2026) Average yield Notes: for footnotes refer to slides 42 and 43 2.5% 2024 2.6% 2025 2.9% 0.4% 3.3 0.2 2026 3.1% 1.1% 3.3 0.7 2027 3.2% 1.4% 3.0 1.4 2028 2.4 2.9 3.6 4.0 4.4 10y EUR swap Yield of maturing EUR hedges Locked-in Roll-over 1.2% 1.5% 1.8% 2.0% 2.2% Illustrative EUR roll-over benefit

Deutsche Bank Investor Relations Q4/FY 2025 results, January 29, 2026 Net interest income (NII) sensitivity Hypothetical +/-25bps shift in yield curve, in € m 26 Net interest income (NII) sensitivity1 Breakdown of sensitivity by currency for +25bps shift in yield curve Notes: for footnotes refer to slides 42 and 43 ~55 ~(40) 2026 ~90 ~(85) 2027 ~145 ~(140) 2028 +25bps shift in yield curve -25bps shift in yield curve ~20 ~50 ~95 EUR ~15 ~15 ~25 ~20 ~25 ~25 USD Other 2026 2027 2028 2026 2027 20282026 2027 2028

Deutsche Bank Investor Relations Q4/FY 2025 results, January 29, 2026 Group Trading Book Value-at-Risk (VaR) and stressed Value-at-Risk (sVaR)1 As of December 31, 2025, in € m, 99% confidence level 27 (600) (500) (400) (300) (200) (100) 0 100 200 300 400 500 (80) (40) 0 40 80 120 160 1-day VaR (LHS axis) 10-day sVaR (RHS axis)Trading P&L (LHS axis) Q1 2025 Q2 2025 Q3 2025 Q4 2025 Trading P&L2, VaR sVaR  33 27 27  26  191  207  140  211 Notes: averages refer to 1-day VaR and 10-day sVaR of each quarter respectively; LHS – left-hand side, RHS – right-hand side, P&L – profit and loss; for footnotes refer to slides 42 and 43

Loan and deposit development

In € bn, unless stated otherwise; loan-to-deposit ratio 69%

Loan development[1,2]



FX-adjusted[3]
485
482
472
476
479
Investment Bank
Corporate Bank
Private Bank
110
112
108
111
115
117
116
117
118
120
257
253
248
248
247
Q4 2024
Q1 2025
Q2 2025
Q3 2025
Q4 2025
1%
3%
4%
14%
2%
5%
(1)%
(2)%
QoQ
YoY

Deposit development[2]



FX-adjusted[3]
666
665
653
663
692
Investment Bank
Corporate Bank
Private Bank
22
27
24
25
28
313
313
302
305
329
320
318
318
325
329
Q4 2024
Q1 2025
Q2 2025
Q3 2025
Q4 2025
4%
7%
8%
10%
1%
4%
QoQ
YoY

Key highlights

- Loans increased by € 3bn, or 1%, during the quarter adjusted for FX, driven by € 6bn growth in operating businesses:
  - Sustained growth momentum in the Investment Bank's FIC Financing business driven by new loan originations and a portfolio acquisition
  - Growth in Corporate Bank portfolio driven by flow and structured Trade Finance business
  - Strategic focus on capital-light products driving further mortgage reductions in Private Bank
  - Repayment of legacy position in Corporate Center and hedge accounting effects as partial offset

- Deposits increased by € 29bn, or 4%, during the quarter adjusted for FX:
  - Strong momentum in Corporate Bank sight deposit portfolio, with some normalization expected in first quarter
  - Continued growth in Private Bank supported by ongoing campaigns in Germany
  - In 2026, our focus remains on growing SVA accretive deposits in Private Bank and Corporate Bank

Notes: QoQ – quarter-on-quarter, YoY – year-on-year; for footnotes refer to slides 42 and 43

Deutsche Bank Investor Relations Q4/FY 2025 results, January 29, 2026 28

Loan book composition

Q4 2025, IFRS loans: € 479bn[1]



Other[2]
0%
Other IB[3]
13%
Leveraged Debt Capital Markets
1%
Asset Backed Securities
7%
Commercial Real Estate
4%
Business Banking
4%
Corporate Treasury Services[4]
21%
Other PB
0%
Wealth Management
12%
Business Finance
2%
Consumer Finance
5%
International Mortgages
2%
German Mortgages and Home Loans & Savings
30%
Corporate Bank
Investment Bank
Private Bank
Other

Key highlights

- 52% of loan portfolio in Private Bank, consisting of retail mortgages mainly in Personal Banking (Germany) and collateralized lending in Wealth Management
- 25% of loan portfolio in Corporate Bank, predominantly in Corporate Treasury Services (Trade Finance & Lending and Cash Management mainly to corporate clients) followed by Business Banking (various loan products primarily to SME clients in Germany)
- 24% of loan portfolio in Investment Bank, comprising well-secured, mainly asset backed loans, commercial real estate loans and collateralized financing

Notes: SME - small and medium-sized enterprises; for footnotes refer to slides 42 and 43

Deutsche Bank Investor Relations

Q4/FY 2025 results, January 29, 2026

29

Deutsche Bank Investor Relations Q4/FY 2025 results, January 29, 2026 Provision for credit losses and Stage 3 loans 30 Stage 3 at amortized cost, in € bn Group CB PB IB 0.6 3.5 3.0 7.9 Q4 2024 0.6 2.9 2.7 7.4 Q1 2025 0.6 3.6 2.6 7.4 Q2 2025 0.6 4.0 2.6 7.2 Q3 2025 0.6 4.4 2.7 7.2 Q4 2025 15.8 14.3 14.9 15.0 15.5 PB (ex-POCI) CB (ex-POCI) IB (ex-POCI) POCI Coverage ratio3,4 Group Stage 3 loans at amortized cost %2 3.3% 3.0% 3.1% 29% 33% 21% 33% 3.2% 3.2% Notes: provision for credit losses in the Corporate & Other and Asset Management segments are not shown on this chart but are included in Group totals; for footnotes refer to slides 42 and 43 Provision for credit losses, in € m Group CB PB IB 36 8 94 19 39 27 34 58 278 219 118 85 157 77 308 99 101 163 259 9723 Q4 2024 Q1 2025 22 Q2 2025 (4) Q3 2025 Q4 2025 420 471 423 417 395 Private Bank Corporate Bank Investment Bank Provision for credit losses (bps of loans)1 (1) 14 112 35 17 23 74 3635 8 43 37 33 34 25 34 578 194 827 FY 2025 1,707 31% 38% 37% 18% 38% 36% 23% 32% 39% 36% 17% 31% 38% 36% 18% 30%

Commercial Real Estate (CRE)

As of December 31, 2025

CRE portfolio

- **CRE non-recourse portfolio of € 31bn, 6% of total loans[1]**
  - € 24bn higher risk CRE loans
  - € 6bn deemed as lower risk
- **€ 24bn higher risk CRE loans in scope of severe stress test[2]**
  - 64% weighted average LTV
- **€ 11bn US CRE in scope of severe stress test**
  - 88% weighted average LTV in US Office
- **Portfolio trends / management**
  - Higher Stage 3 CLP in Q4 mainly driven by office and single-name event, partially offset by Stage 1 and 2 releases
  - Full year CLP driven by incremental Stage 3 provisions on existing cases, particularly on the US West Coast
  - Advanced stage of the downcycle reached but US office headwinds remain
  - Targeted portfolio actions ongoing to mitigate impacts from longer-than-originally-expected recovery

CRE in scope of severe stress test

By region



APAC
5%
EU
44%
€ 24bn
51%
US

By sector



Other
24%
Office
35%
€ 24bn
Retail
11%
15%
15%
Residential
Hospitality

CLPs YTD



EU
APAC
12%
2%
€ 712m³
86%
US

CLPs YTD



Residential
Retail
Hospitality
1%
Other
5%
5%
26%
€ 712m³
63%
Office

US CRE

In € m, unless stated otherwise

By sector



Other
30%
Office
37%
€ 11bn
6%
Retail
12%
16%
Hospitality
Residential

US CRE CLPs per quarter



Stage 1+2
Stage 3
121
9
112
130
12
118
68
85
(16)
80
86
(6)
98
0
98
227
84
143
150
30
121
137
160
(22)
Q1
Q2
Q3
Q4
Q1
Q2
Q3
Q4
2024
2025

Notes: LTV – loan-to-value, CLP – provision for credit losses, LGD - loss given default; for footnotes refer to slides 42 and 43

Deutsche Bank Investor Relations Q4/FY 2025 results, January 29, 2026 31

Deutsche Bank Investor Relations Q4/FY 2025 results, January 29, 2026 Level 3 assets and liabilities As of December 31, 2025, in € bn 32 Assets: € 26bn Liabilities: € 12bn Key highlights  Level 3 is an indicator of valuation uncertainty and not of asset quality  The Group classifies financial instruments as Level 3 if an unobservable element impacts the fair value by 5% or more  The movements in Level 3 assets reflect that the portfolios are not static with significant turnover during the period  Variety of mitigants to valuation uncertainty:  Uncertain inputs often hedged, e.g. in Level 3 liabilities  Exchange of collateral with derivative counterparties  Prudent Valuation capital deductions3 specific to Level 3 balances of ~€ 0.7bn Movements in balances Movements in balances Dec 31, 2024 11 Purchases/ Issuances1 (9) Sales/ Settlements (3) Others Dec 31, 2025 26 26 Dec 31, 2024 3 Issuances1 (1) Settlements (5) Others2 Dec 31, 2025 13 12 7 Derivative Assets 11 Loans 6 Debt securities 2 Others 6 Derivative Liabilities 6 Debt Securities 0 Other Notes: for footnotes refer to slides 42 and 43

Deutsche Bank Investor Relations Q4/FY 2025 results, January 29, 2026 Leverage exposure and risk-weighted assets CRD4, in € bn, period end 33 Leverage exposure Risk-weighted assets 145 Q4 2025 63 26 17 138 54 53 42150 Trading assets Derivatives1 Lending Lending commitments2 145 Reverse repo / securities borrowed Cash and deposits with banks Other 125 458 127 147 148 Q3 2025 136 130 459 Q4 2025 128 159 1,300 1,327 347 172 63 21 3 260 Q4 2025 Operational risk RWA Market risk RWA Credit valuation adjustments Credit risk RWA 347 Notes: for footnotes refer to slides 42 and 43

Deutsche Bank Investor Relations Q4/FY 2025 results, January 29, 2026 Litigation update In € bn, unless stated otherwise, period end 34 Notes: figures reflect current status of individual matters and provisions; litigation provisions and contingent liabilities are subject to potential further developments; litigation provisions and contingent liabilities include civil litigation and regulatory enforcement matters Litigation provisions Key highlights Contingent liabilities  Litigation provisions remained stable at € 1.3bn quarter on quarter  Contingent liabilities decreased by € 0.2bn quarter on quarter  Contingent liabilities include possible obligations where an estimate can be made and outflow is more than remote, but less than probable Q4 2024 Q1 2025 Q2 2025 Q3 2025 Q4 2025 2.1 2.0 1.7 1.3 1.3 Q4 2024 Q1 2025 Q2 2025 Q3 2025 Q4 2025 0.7 0.8 1.2 1.1 0.9

Deutsche Bank Investor Relations Q4/FY 2025 results, January 29, 2026 Assets under management – Private Bank In € bn, unless stated otherwise 35 AuM1,2 – by client segments and product group AuM – net flows3 3.6 0.4 0.5 (2.6) Q4 2024 (1.0)(0.2) 0.7 6.4 Q1 2025 0.3 3.6 0.9 1.5 Q2 2025 5.8 2.8 0.7 3.6 Q3 2025 (0.1) 3.6 0.6 (2.2) Q4 2025 1.9 5.9 6.3 13.0 1.9 Notes: PeB – Personal Banking, WM & PrB – Wealth Management and Private Banking; for footnotes refer to slides 42 and 43 Investment products 346 351 369346 127 128 131 134129 106 68 Q3 2025 106 70 374 101 57 Q4 2024 100 58 Q1 2025 101 66 Q2 2025 634 632 645 675 685 Q4 2025 +8% +2% PeB - Deposits WM - Deposits PeB - Inv. products WM & PrB - Inv. products 403 405 445416 437 AuM - % delta Investment products - % delta +10% +2%

Deutsche Bank Investor Relations Q4/FY 2025 results, January 29, 2026 Assets under management – Asset Management In € bn, unless stated otherwise 36 AuM development AuM by asset class1 Q3 2025 Average AuM20% 11% 7%36% 10% 10% 5% 2% Fixed Income Multi Asset Equity SQI Passive Alternatives Cash Advisory 21% 5% 11% 8% 33% 11% 9% 2% 1,0541,012 Q4 2024 Average AuM Q3 2025Q4 2024 994 1,033 Quarterly mgmt. fee margin, in bps Notes: for footnotes refer to slides 42 and 43 Q4 2025 Average AuM19% 11% 7%36% 10% 10% 5% 1% 1,085 Q4 2025 1,077 25.9 24.8 25.2 24.8Year-on-year Quarter-on-quarter 20 Q3 2025 AuM 10 Net flows (1) FX Market performance Other Q4 2025 AuM 1,054 1,085 0 51 77 Q4 2024 AuM Net flows (55) FX Market performance 0 Other Q4 2025 AuM 1,012 1,085

Corporate & Other

In € m, unless stated otherwise

Financial results

	Q4 2025	Δ vs. Q4 2024	Δ vs. Q3 2025
Statement of income			
Revenues	62	n.m.	(37)%
Provision for credit losses	41	135%	34%
Noninterest expenses	226	(59)%	(8)%
Adjusted costs[1]	162	(27)%	(19)%
Noncontrolling interests	(95)	90%	43%
Profit (loss) before tax	(109)	(82)%	(1)%
Balance sheet and resources			
Leverage exposure, in € bn	32	(16)%	15%
Risk-weighted assets, in € bn	31	(7)%	(1)%

Profit (loss) before tax



Abs. Δ vs. Q4 2024
Funding & liquidity
(113)
(13)
Valuation & timing differences[2]
210
+124
Legacy portfolios[3]
(115)
+258
Shareholder expenses
(155)
+11
Other centrally held items
(31)
+85
Noncontrolling interests[4]
95
+45
Profit (loss) before tax
(109)
+511

Key highlights

- Loss before tax of € 109m primarily driven by shareholder expenses, legacy portfolios and centrally retained funding and liquidity impacts, partially offset by positive revenues in valuation and timing differences
- This compares to a loss before tax of € 621m in the prior year quarter; the year-on-year change is driven by higher revenue in valuation and timing differences and impacts from legacy litigation matters recorded in prior year

Notes: for footnotes refer to slides 42 and 43

Deutsche Bank Investor Relations Q4/FY 2025 results, January 29, 2026 37

Pre-provision profit, CAGR and operating leverage

In € m, unless stated otherwise

	FY 2021	Q1 2025	Q2 2025	Q3 2025	Q4 2025	FY 2025	CAGR[2] FY 2021 – FY 2025	FY 2024	FY 2025	FY 2024 vs FY 2025	Operating leverage YoY[3]
Net revenues											
Corporate Bank	5,153	1,866	1,896	1,816	1,822	7,400	9.5%	7,506	7,400	(1)%	
Investment Bank	9,631	3,362	2,687	2,978	2,514	11,541	4.6%	10,557	11,541	9%	
Private Bank	8,233	2,439	2,371	2,415	2,440	9,665	4.1%	9,386	9,665	3%	
Asset Management	2,708	730	725	734	888	3,077	3.2%	2,649	3,077	16%	
Corporate & Other	(314)	127	125	99	62	413		(6)	413	n.m.	
Group	25,410	8,524	7,804	8,043	7,726	32,096	6.0%	30,092	32,096	7%	
Noninterest expenses											
Corporate Bank	(4,547)	(1,157)	(1,137)	(1,150)	(1,158)	(4,603)		(5,058)	(4,603)	(9)%	8%
Investment Bank	(6,087)	(1,650)	(1,599)	(1,703)	(1,722)	(6,675)		(6,660)	(6,675)	0%	9%
Private Bank	(7,920)	(1,731)	(1,648)	(1,647)	(1,712)	(6,738)		(7,331)	(6,738)	(8)%	11%
Asset Management	(1,670)	(467)	(438)	(433)	(485)	(1,823)		(1,823)	(1,823)	(0)%	16%
Corporate & Other	(1,281)	(211)	(137)	(246)	(226)	(819)		(2,100)	(819)	n.m.	
Group	(21,505)	(5,216)	(4,959)	(5,180)	(5,304)	(20,658)		(22,971)	(20,658)	(10)%	17%
Pre-provision profit[1]											
Corporate Bank	606	709	760	666	663	2,797		2,448	2,797	14%	
Investment Bank	3,544	1,712	1,087	1,274	792	4,866		3,898	4,866	25%	
Private Bank	313	708	723	768	728	2,927		2,055	2,927	42%	
Asset Management	1,038	263	287	301	402	1,254		826	1,254	52%	
Corporate & Other	(1,595)	(84)	(12)	(146)	(164)	(406)		(2,106)	(406)	n.m.	
Group	3,905	3,308	2,844	2,863	2,422	11,437		7,121	11,437	61%	

Notes: for footnotes refer to slides 42 and 43

Deutsche Bank Investor Relations
Q4/FY 2025 results, January 29, 2026
38

Adjusted costs – Q4 & FY 2025

In € m, unless stated otherwise

	Q4 2025						Q4 2024						Q3 2025					
	CB	IB	PB	AM	C&O	Group	CB	IB	PB	AM	C&O	Group	CB	IB	PB	AM	C&O	Group
Noninterest expenses	1,158	1,722	1,712	485	226	5,304	1,502	1,771	1,919	473	555	6,221	1,150	1,703	1,647	433	246	5,180
Nonoperating costs: Impairment of goodwill and other intangible assets	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Nonoperating costs: Litigation charges, net	12	34	41	0	64	151	287	27	13	(2)	334	659	9	35	6	(1)	46	96
Nonoperating costs: Restructuring & severance	6	(2)	1	12	(0)	17	54	31	188	12	1	286	5	22	19	3	0	49
Adjusted costs	1,140	1,690	1,671	473	162	5,136	1,161	1,713	1,718	463	220	5,276	1,136	1,646	1,622	431	199	5,034
Bank levies						94						138						24
Adjusted costs ex-bank levies						5,042						5,138						5,011

	FY 2025						FY 2024					
	CB	IB	PB	AM	C&O	Group	CB	IB	PB	AM	C&O	Group
Noninterest expenses	4,603	6,675	6,738	1,823	819	20,658	5,058	6,660	7,331	1,823	2,100	22,971
Nonoperating costs: Impairment of goodwill and other intangible assets	-	-	-	-	-	-	-	-	-	-	-	-
Nonoperating costs: Litigation charges, net	(9)	65	29	6	88	179	376	126	28	13	1,491	2,035
Nonoperating costs: Restructuring & severance	29	48	78	19	8	183	103	101	301	24	1	529
Adjusted costs	4,582	6,563	6,631	1,798	724	20,297	4,579	6,433	7,001	1,786	608	20,407
Bank levies						148						172
Adjusted costs ex-bank levies						20,149						20,235

Deutsche Bank Investor Relations Q4/FY 2025 results, January 29, 2026 39

Deutsche Bank Investor Relations Q4/FY 2025 results, January 29, 2026 Key metrics ex-specific litigation items In € m, unless stated otherwise 40 Q4 2024 Q4 2025 FY 2024 FY 2025 Reported Revenues 7,224 7,726 30,092 32,096 Noninterest expenses (6,221) (5,304) (22,971) (20,658) Pre-provision profit 1,003 2,422 7,121 11,437 Provision for credit losses (420) (395) (1,830) (1,707) Profit (loss) before tax 583 2,027 5,291 9,731 Revenue change (in %) 7 7 Expense change (in %) (15) (10) Operating leverage (in %) 22 17 Adjustment: Specific litigation items1 Pre-tax impact (594) (74) (1,668) (27) Income tax impact 86 - 226 (16) Post-tax impact (508) (74) (1,442) (43) Adjusted Revenues 7,224 7,726 30,092 32,096 Noninterest expenses (5,626) (5,230) (21,303) (20,632) Pre-provision profit 1,597 2,496 8,790 11,464 Provision for credit losses (420) (395) (1,830) (1,707) Profit (loss) before tax 1,177 2,101 6,960 9,757 Revenue change (in %) 7 7 Expense change (in %) (7) (3) Operating leverage (in %) 14 10 Notes: for footnotes refer to slides 42 and 43

Deutsche Bank Investor Relations Q4/FY 2025 results, January 29, 2026 Definition of certain financial measures 41 Adjusted costs Adjusted costs are calculated by deducting (i) impairment of goodwill and other intangible assets, (ii) net litigation charges and (iii) restructuring and severance (in total referred to as nonoperating costs) from noninterest expenses under IFRS as shown on slide 39 Operating leverage Operating leverage is calculated as the difference between year-on-year change in percentages of reported net revenues and year-on-year change in percentages of reported noninterest expenses as shown on slide 38 Post-tax return on average tangible shareholders’ equity (RoTE) The Group post tax return on average tangible shareholders’ equity (RoTE) is calculated as profit (loss) attributable to Deutsche Bank shareholders after Additional Tier 1 (AT1) coupon as a percentage of average tangible shareholders’ equity. Profit (loss) attributable to Deutsche Bank shareholders after AT1 coupon for the segments is a non GAAP financial measure and is defined as profit (loss) excluding post tax profit (loss) attributable to noncontrolling interests and after AT1 coupon, which are allocated to segments based on their allocated average tangible shareholders’ equity Pre-provision profit Pre-provision profit is calculated as reported net revenues less reported noninterest expenses as shown on slide 38 Key banking book segments Key banking book segments are defined as Deutsche Bank business segments for which net interest income from banking book activities represent a material part of the overall revenue

Deutsche Bank Investor Relations Q4/FY 2025 results, January 29, 2026 Footnotes 1 / 2 42 Slide 11 – Adjusted costs – Q4 2025 and FY 2025 (YoY) 1. Excludes severance of € 177m in Q4 2024, € 29m in Q4 2025, € 533m in FY 2024, € 197m in FY 2025 as this is excluded from adjusted costs Slide 12 – Provision for credit losses 1. Quarterly provision for credit losses annualized as basis points of average loans gross of allowance at amortized cost Slide 13 – Capital metrics 1. Includes full-year profit subject to ECB approval 2. Plain vanilla instruments and structured notes eligible for MREL 3. Includes adjustments to regulatory Tier 2 capital; available TLAC does not include senior preferred debt 4. Article 468 CRR transitional rule regarding temporary treatment of unrealized gains and losses measured at fair value through other comprehensive income Slide 15 – Corporate Bank 1. Detailed on slides 38-39 2. Loans gross of allowance at amortized cost 3. Provision for credit losses as basis points of average loans gross of allowances for loan losses 4. Post-tax return on average tangible shareholders’ equity applying a 28% tax rate; allocated average tangible shareholders’ equity Q4 2025: € 11.0bn, Q3 2025: € 11.0bn, Q4 2024: € 11.4bn; RoE: Q4 2025: 12.3% Slide 16 – Investment Bank 1. Detailed on slides 38-39 2. Loans gross of allowance at amortized cost 3. Provision for credit losses as basis points of average loans gross of allowances for loan losses 4. Post-tax return on average tangible shareholders’ equity applying a 28% tax rate; allocated average tangible shareholders’ equity Q4 2025: € 22.9bn, Q3 2025: € 22.8bn, Q4 2024: € 23.0bn; RoE: Q4 2025: 7.0% Slide 17 – Private Bank 1. Detailed on slides 38-39 2. Includes deposits if they serve investment purposes; detailed on slide 35 3. Loans gross of allowance at amortized cost 4. Provision for credit losses as basis points of average loans gross of allowances for loan losses 5. Post-tax return on average tangible shareholders’ equity applying a 28% tax rate; allocated average tangible shareholders’ equity Q4 2025: € 14.1bn, Q3 2025: € 14.0bn, Q4 2024: € 14.4bn; RoE: Q4 2025: 9.8% 6. Detailed on slide 35 Slide 18 – Asset Management 1. Detailed on slides 38-39 2. Detailed on slide 36 3. Post-tax return on average tangible shareholders’ equity applying a 28% tax rate; allocated average tangible shareholders’ equity Q4 2025: € 2.1bn, Q3 2025: € 2.3bn, Q4 2024: € 2.4bn; RoE: Q4 2025: 17.8% 4. Including assignment of full regulatory capital minority interest benefit to the AM segment (which was previously held in C&O) Slide 19 – Outlook 1. Consistent with the 60% payout ratio objective, subject to meeting German corporate law requirements, AGM authorization and regulatory approvals Slide 21 – 2028 financial targets and capital objectives 1. With 200 basis points distance to the Maximum Distributable Amount (MDA) threshold as a floor Slide 2 – Delivering on 2025 goals sets firm foundation to scale the Global Hausbank 1. Compound annual growth rate (CAGR); detailed on slide 38 2. Throughout this presentation post-tax return on average tangible shareholders’ equity (RoTE) is calculated on net income after AT1 coupons as defined on slide 41; Group average tangible shareholders’ equity: FY 2025: € 59.3bn, FY 2024: € 58.0bn: Group post-tax return on average shareholders’ equity (RoE): FY 2025: 9.3% 3. Includes dividends paid and share buybacks completed in 2022-2025, as well as the proposed dividend and buyback in respect of FY 2025 to be paid and completed in 2026 Slide 3 – A transformed bank delivering increasing profitability 1. Defined on slide 41 and detailed on slide 38 2. Detailed on slide 40 3. Ratio of more predictable revenue streams over total revenues of operating businesses; more predictable revenue streams including Corporate Bank, Private Bank, Asset Management and Investment Bank FIC Financing Slide 4 – Disciplined strategy execution driving higher returns across all businesses 1. Post-tax return on average tangible shareholders’ equity applying a 28% tax rate; RoE: Corporate Bank: FY 2021: 3%, FY 2025: 14%, Investment Bank: FY 2021: 9%, FY 2025: 11%, Private Bank: FY 2021: (2)%, FY 2025: 10%, Asset Management: FY 2021: 11%, FY 2025: 13% 2. Source: IPE's annual Top 500 Asset Managers Report 2025 3. Including assignment of full regulatory capital minority interest benefit to the AM segment (which was previously held in C&O) Slide 5 – Creating value and returning capital to shareholders 1. Includes dividends paid and share buybacks completed in 2022-2025, as well as the proposed dividend and buyback in respect of FY 2025 to be paid and completed in 2026 Slide 6 – Fully focused on delivering the next phase of strategic agenda 1. Detailed on slide 21 2. RWA excluding operational risk RWA 3. With 200 basis points distance to the Maximum Distributable Amount (MDA) threshold as a floor Slide 8 – Key performance indicators 1. Compound annual growth rate (CAGR); detailed on slide 38 2. Liquidity coverage ratio and high-quality liquid assets based on weighted EUR amounts in line with Commission Delegation Regulation 2015/61 as amended by Regulation 2018/162 3. Preliminary Q4 2025 net stable funding ratio and available stable funding based on weighted EUR amounts in line with regulation 575/2013 as amended by regulation 2019/876 4. Includes € 1.4bn tax benefit from a deferred tax asset valuation adjustment driven by strong US performance 5. Includes € 1.0bn tax benefit from a deferred tax asset valuation adjustment driven by strong UK performance Slide 9 – FY 2025 and Q4 2025 highlights 1. Detailed on slides 38-39 2. Loans gross of allowance at amortized cost 3. Detailed on slide 23 4. Provision for credit losses as basis points of average loans gross of allowances for loan losses Slide 10 – Net interest income (NII) / Net interest margin (NIM) 1. Defined on slide 41 2. Accounting asymmetry primarily arises from funding costs associated with trading positions where the funding cost is reported in net interest income but is offset by revenues on the underlying positions recorded in noninterest revenues. Conversely, it can also arise from the use of fair valued instruments to hedge key banking book segments positions where the cost or income of the underlying position is recorded as interest income, but the hedge impact is recorded as a noninterest revenue. These effects primarily occur in the Investment Bank (ex FIC Financing), Asset Management and C&O including Treasury other than held in the key banking book segments

Deutsche Bank Investor Relations Q4/FY 2025 results, January 29, 2026 Footnotes 2 / 2 43 Slide 31 – Commercial Real Estate (CRE) 1. Based on Deutsche Bank’s definition of non-recourse CRE loans as detailed in Annual Report 2024 2. Bespoke internal stress testing scenario on the bank’s higher-risk non-recourse CRE portfolio, including US CRE 3. € 762m CLPs for higher risk non-recourse CRE portfolio; € 712m CLPs for total non-recourse CRE portfolio Slide 32 – Level 3 assets and liabilities 1. Issuances include cash amounts paid/ received on the primary issuance of a loan to a borrower 2. Includes other transfers into (out of) Level 3 and mark-to-market adjustments 3. Additional value adjustments deducted from CET 1 capital pursuant to Article 34 of Regulation (EU) No. 2019/876 (CRR) Slide 33 – Leverage exposure and risk-weighted assets 1. Includes credit risk RWA related to derivatives and CVA RWA, excludes any derivatives-related market risk RWA, which have been fully allocated to non-derivative trading assets 2. Includes contingent liabilities Slide 35 – Assets under management – Private Bank 1. Investment Products also include insurances under discretionary and wealth advisory mandates in Wealth Management 2. Deposits are considered assets under management if they serve investment purposes; this includes all term and savings deposits in the Private Bank; in Wealth Management and Private Banking it is assumed that all customer deposits are held primarily for investment purposes 3. Net flows also include shifts between deposits and investment products Slide 36 – Assets under management – Asset Management 1. Average AuM are generally calculated using AuM at the beginning of the period and the end of each calendar month (e.g. 13 reference points for a full year, 4 reference points for a quarter) Slide 37 – Corporate & Other 1. Detailed on slide 38 2. Valuation & timing reflects the mismatch in revenue from instruments accounted for on an accrual basis under IFRS that are economically hedged with derivatives that are accounted for on a mark-to-market basis 3. Legacy portfolios previously reported as the Capital Release Unit until Q4 2022 4. Reversal of noncontrolling interests reported in operating business segments (mainly Asset Management) Slide 38 – Pre-provision profit, CAGR and operating leverage 1. Pre-provision profit defined as net revenues less noninterest expenses 2. Compound annual growth rates of the total of net revenues of the last twelve months over the 48 months between FY 2021 and FY 2025 3. Operating leverage defined as the difference between the year-on-year growth rates of revenues and noninterest expenses Slide 40 – Key metrics ex-specific litigation items 1. Includes the Postbank takeover litigation provision, reversal of RusChemAlliance (RCA) indemnification asset and Polish FX mortgages provision in 2024 Slide 22 – Delivered increasing shareholder distributions 1. € 8bn anticipated cumulative payout in respect of FY 2021-2025 (including distributions in respect of 2025, payable in 2026) subject to meeting strategic targets and German corporate law requirements, AGM authorization and regulatory approvals Slide 23 – Sustainability 1. Cumulative figures include sustainable financing and ESG investment activities (ex-DWS), as defined in Deutsche Bank’s Sustainable Finance Framework and ESG Investments Framework, which are published on Deutsche Bank's website 2. Cumulative figures include sustainable and transition financing as well as ESG investment activities (ex-DWS), as defined in Deutsche Bank’s Sustainable Finance Framework, Transition Finance Framework, and ESG Investments Framework, all of which are published on Deutsche Bank’s website 3. Climate Bonds Initiative 4. Formerly known as Carbon Disclosure Project Slide 24 – Indicative divisional currency mix 1. For net revenues primarily includes Singapore Dollar (SGD), Indian Rupee (INR) and Swiss Franc (CHF); for noninterest expenses primarily includes INR, SGD and CHF Slide 25 – Interest rate hedge 1. Based on balance sheet per November 30, 2025, vs. on current market-implied forward rates as of December 31, 2025 Slide 26 – Net interest income (NII) sensitivity 1. Based on balance sheet per November 30, 2025, vs. on current market-implied forward rates as of December 31, 2025 Slide 27 – Group Trading Book Value-at-Risk (VaR) and stressed Value-at-Risk (sVaR) 1. Timeline in the graph reflects the Trading P&L date whereas VaR/SVaR is as of the previous date for comparative purpose 2. Defined as actual income of trading units Slide 28 – Loan and deposit development 1. Loans gross of allowances at amortized costs 2. Totals represent reported Group level balances whereas the graph shows only reported Corporate Bank, Investment Bank and Private Bank exposures for materiality reasons 3. FX movements provide indicative approximations based on major currencies Slide 29 – Loan book composition 1. Loan amounts are gross of allowances for loans 2. Mainly includes Corporate & Other and Institutional Client Services in the Corporate Bank 3. Other businesses with exposure ~ 4% each or lesser 4. Includes Strategic Corporate Lending Slide 30 – Provision for credit losses and Stage 3 loans 1. Quarterly provision for credit losses annualized as basis points of average loans gross of allowance at amortized cost 2. IFRS 9 Stage 3 assets at amortized cost including POCI as % of loans at amortized cost (€ 479bn as of December 31, 2025). IFRS 9 Stage 3 assets at amortized cost including POCI as % of assets at amortized cost (€791bn as of December 31, 2025) amounted to 2.0% as of December 31, 2025, which is closely aligned with NPL ratio in accordance with EBA guidance 3. IFRS 9 Stage 3 allowance for credit losses for assets at amortized cost excluding POCI divided by Stage 3 assets at amortized cost excluding POCI 4. IFRS 9 stage 1 coverage ratio for assets at amortized cost (excluding country risk allowance) is 0.1% and IFRS 9 stage 2 coverage ratio for assets at amortized cost (excluding country risk allowance) is 1.7% as of December 31, 2025

Deutsche Bank Investor Relations Q4/FY 2025 results, January 29, 2026 Cautionary statements 44 The figures in this presentation are preliminary and unaudited. Our Annual Report 2025 and SEC Form 20-F are scheduled to be published on March 12, 2026 Forward-looking statements This presentation contains forward-looking statements. Forward-looking statements are statements that are not historical facts; they include statements about our beliefs and expectations and the assumptions underlying them. These statements are based on plans, estimates and projections as they are currently available to the management of Deutsche Bank. Forward-looking statements therefore speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events By their very nature, forward-looking statements involve risks and uncertainties. A number of important factors could therefore cause actual results to differ materially from those contained in any forward-looking statement. Such factors include the conditions in the financial markets in Germany, in Europe, in the United States and elsewhere from which we derive a substantial portion of our revenues and in which we hold a substantial portion of our assets, the development of asset prices and market volatility, potential defaults of borrowers or trading counterparties, the implementation of our strategic initiatives, the reliability of our risk management policies, procedures and methods, and other risks referenced in our filings with the U.S. Securities and Exchange Commission. Such factors are described in detail in our SEC Form 20-F of March 13, 2025 under the heading “Risk Factors.” Copies of this document are readily available upon request or can be downloaded from investor-relations.db.com Non-IFRS financial measures This presentation also contains non-IFRS financial measures. For a reconciliation to directly comparable figures reported under IFRS, to the extent such reconciliation is not provided in this presentation, refer to the Q4 2025 Financial Data Supplement, which is accompanying this presentation and available at investor-relations.db.com EU carve out Results are prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (“IASB”) and endorsed by the European Union (“EU”), including application of portfolio fair value hedge accounting for non-maturing deposits and fixed rate mortgages with pre-payment options (the “EU carve out”). Fair value hedge accounting under the EU carve out is employed to minimize the accounting exposure to both positive and negative moves in interest rates in each tenor bucket thereby reducing the volatility of reported revenue from Treasury activities. For the three-month period ended December 31, 2025, application of the EU carve out had a positive impact of € 463 million on profit before taxes and of € 308 million on profit. For the same period in 2024, the application of the EU carve out had a negative impact of € 127 million on profit before taxes and of € 60 million on profit. For the full-year 2025, application of the EU carve out had a positive impact of € 662 million on profit before taxes and of € 325 million on profit. For the same period in 2024, the application of the EU carve out had a negative impact of € 1.4 billion on profit before taxes and of € 976 million on profit. The Group’s regulatory capital and ratios thereof are also reported on the basis of the EU carve out version of IAS 39. As of December 31, 2025, the application of the EU carve out had a negative impact on the CET1 capital ratio of about 60 basis points compared to a negative impact of about 68 basis points as of December 31, 2024. In any given period, the net effect of the EU carve out can be positive or negative, depending on the fair market value changes in the positions being hedged and the hedging instruments ESG Classification Sustainable and transition financing and ESG investment activities as defined in Deutsche Bank’s Sustainable Finance Framework, Transition Finance Framework, and ESG Investments Framework, all of which are published on Deutsche Bank’s website. Given the cumulative definition of the sustainable and transition financing and ESG investment target, in cases where validation against the Frameworks cannot be completed before the end of the reporting quarter, volumes are disclosed upon completion of the validation in subsequent quarters. For details on ESG product classification of DWS, please refer to the section “Sustainability in Our Product Suite and Investment Approach – Our Product Suite” in the DWS Annual Report 2024